Exhibit 10.102

AdCare Health Systems, Inc.
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305

July 17, 2015

Mr. Blaine Brint
President / CFO
Highlands Arkansas Holdings, LLC
2 Office Park Circle, Suite 110
Birmingham, AL 35223

Re:	Facility Sublease Agreements / 9 Arkansas Facilities
Dear Blaine:
This letter will confirm our agreement with respect to the equitable adjustments contemplated in the nine sublease agreements for Arkansas facilities (collectively, the “Leases”) leased by subsidiaries of AdCare Health Systems, Inc. (collectively, “ADK”) to affiliates of Highlands Arkansas Holdings, LLC (collectively, “Highlands Arkansas”), relating to a one-time equitable adjustment to Base Rent relating to projected professional liability and general liability insurance costs and projected costs.
Specifically, the parties expressly agree that such equitable adjustment shall total $360,000 cumulatively for all 9 Leases, to be apportioned by the parties pursuant to mutually acceptable lease amendments finalized on or before July 24, 2015; provided, however, that there shall be no such equitable adjustment with respect to the River Valley Facility because the Base Rent under such Facility Lease reflects an appropriate equitable adjustment. The parties further agree that as consideration for this one-time equitable adjustment, that the Base Rent under all of the Leases after the initial Lease Year shall be increased during each subsequent Lease Year by three percent (3%), and that the amendments to Leases shall reflect this increased Base Rent escalation. Finally, the parties acknowledge and agree that the Leases shall also be amended to delete to paragraph at the end of Section 7.7 to each Lease relating to the Reimbursement Threshold.

Sincerely,

ADCARE HEALTH SYSTEMS, INC.

/s/ William McBride, III
William McBride, III, Chairman and
Chief Executive Officer
ACKNOWLEDGED AND AGREED TO:

HIGHLANDS ARKANSAS HOLDINGS, LLC

By:	/s/ R. Denny Barnett	(Seal)
Managing Member
Date:	7/17/2015

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